Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 20th, 2026 (the “Effective Date”) by and between Alaska Range Resources LLC (a 100% owned US subsidiary of Nova Minerals Limited, an Australian company limited by shares), with an address at 1150 S Colony Way Suite 3-440, Palmer, Alaska 99645 (“Company”), and Ashlie Thorburn (“Executive”). Each of Company and Executive is referred to herein as a “Party” and together they are referred to as the “Parties.” Upon consummation of the Redomicile, this Agreement shall automatically be assigned to and become binding upon the successor United States entity resulting from the Redomicile (the “Successor Entity”), without any further action required by either Party, and all references to “Company” herein shall be deemed to refer to such Successor Entity from and after the date of the Redomicile. The Parties agree to cooperate in good faith to execute any confirmatory documentation as may be reasonably requested in connection with such assignment.

Whereas, the Company desires to employ Executive, and Executive desires to be employed by the Company, in each case effective as of the Effective Date; and

Whereas, in connection with the foregoing, Executive shall be required to perform Executive’s duties and obligations hereunder on behalf of the Company, as appropriate, and such duties and obligations shall be enforceable by the Company.

TERMS

Now therefore, in consideration of such employment and mutual covenants and promises herein contained, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the above recitals are hereby incorporated by reference into this Agreement and are binding upon the parties hereto and agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment shall commence from the Effective Date and continue until terminated by either Party in accordance with Section 9 of this Agreement (the “Employment Period”). Either Party may terminate Executive’s employment in accordance with the notice and termination provisions set forth in Section 9 of this Agreement.

2. DUTIES.

(a) During the Employment Period, Executive shall serve the Company on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position for the Company. Executive shall have the title of Chief Financial Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position, as the Board of Directors of the Company (the “Board”) may designate from time to time. Executive will report directly to the Chief Executive Officer, the Board, and the Audit Committee. Notwithstanding the foregoing, Executive may (i) with the prior written approval of the Board, serve as a director, officer and/or advisor of other for-profit companies; provided that any other role or activity, whether for-profit or otherwise, that could reasonably be expected to interfere with Executive’s full-time commitment to the Company shall also require prior written Board approval; (ii) perform and participate in charitable, civic, educational, professional, community and industry affairs and other related activities; and (iii) manage Executive’s personal investments, provided, however, that such activities do not materially interfere, individually or in the aggregate with the performance of Executive’s duties hereunder or conflict or compete with the interests of the Company.

3. LOCATION OF EMPLOYMENT.

(a) Place of Performance. The duties to be performed by Executive hereunder shall (subject to reasonable travel requirements on behalf of Company) be performed remotely from Executive’s home office in Centennial, Colorado, or such other location as mutually agreed by the Parties from time to time.

4. COMPENSATION.

As full compensation for the performance by Executive of the Services, Company shall pay Executive as follows:

(a) Base Salary. In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary at an annual rate of US$250,000 (as it may be increased from time to time, the “Base Salary”) during the Employment Period. The Base Salary shall be paid in such installments and such times as the Company pays its regularly salaried employees, but no less than once per month, less applicable withholding and deductions. The Board shall review on an at least annual basis, the Base Salary to determine whether an increase in the amount thereof is warranted.

(b) The first bonus period shall commence on the Effective Date and run through June 30, 2027. Thereafter, each bonus period shall correspond to the Company’s fiscal year During each such period, Executive will be eligible to receive an annual discretionary bonus (“Cash Bonus”). Executive’s target Cash Bonus shall be US$50,000 (the “Target Bonus”). Performance targets for each bonus period shall be established by the Board during the first fiscal quarter of each period (July through September), or, in the case of the first bonus period, as soon as practicable following the Redomicile. The Cash Bonus amount will be determined by the Board based upon achievement of the applicable performance targets. If Executive is eligible to receive a Cash Bonus, such bonus will not be deemed to be fully “earned” unless Executive is (i) employed by the Company and in good standing on the date the Cash Bonus is paid, and (ii) has not given notice of Executive’s intention to resign Executive’s employment as of, or prior to, the date the Company pays the applicable Cash Bonus. The Cash Bonus shall be paid to Executive within thirty (30) days following the end of the applicable bonus period.

(c) Equity. Equity Award. Upon consummation of the Company redomicile as a Nevada corporation (the “Redomicile”) and adoption of a United States equity incentive plan, Executive will be granted an equity-based compensation award (“Award”) in the form of stock options with a grant date value of US$50,000, with the number of options, vesting terms, and other terms and conditions to be determined by the Board at the time of grant in accordance with the applicable equity incentive plan. Upon termination of Executive’s employment, the treatment of any portion of outstanding Award shall be determined in accordance with the terms of any agreements (and/or Company incentive plan) governing such Awards (“Award Agreement”). Executive shall remain eligible to receive additional equity-based compensation awards as the Company may grant from time to time.

(d) Withholding. Company shall withhold all applicable federal, state, local taxes and social security and such other amounts as may be required by law, including withholding and/or deductions properly elected by Executive, from all amounts payable to Executive under this Section 5.

(e) Expenses. Company shall reimburse Executive for all reasonable business expenses incurred by Executive in furtherance of the business and affairs of Company, including without limitation reasonable travel, lodging, meals, and entertainment, in each case upon timely receipt by Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by Company, and subject to approval by the Chief Executive Officer or the Board. In addition Company shall also reimburse Executive US$250 per month for reasonable home office expenses related to her working from home.

(f) Other Benefits. Following consummation of the Redomicile, Executive shall be entitled to participate in such benefit plans and programs as the Company may establish from time to time for its senior United States executives. Executive shall be designated as a named insured on directors’ and officers’ liability insurance for Company. Until such benefit plans and programs are established by Company, Company agrees to pay the Executive US$1,300 per month to cover her current medical benefit plan.

5. VACATION. The Executive will be entitled to paid annual leave in accordance with applicable Colorado law. Given the seniority of the role, annual leave will be self-managed, and the Executive is not required to accrue or track leave balances. The Executive is expected to take reasonable time off for rest and personal needs, while ensuring that the responsibilities of the position are fulfilled and that business operations are not adversely impacted. All leave should be coordinated in advance with the Board or its designee, and the Executive shall remain accountable for the performance of their duties at all times.

6. CONFIDENTIAL INFORMATION AND INVENTIONS.

(a) Confidential Information; Non-Use. Executive recognizes and acknowledges that in the course of her duties she is likely to receive confidential or proprietary information of Company, its affiliates or third parties with whom Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of her duties under this Agreement, any “Confidential and Proprietary Information” (defined below) owned by or received by or on behalf of Company or any of its affiliates. The term “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Company or of any affiliate or client of Company. Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of Company. Executive agrees: (i) not to use any such Confidential and Proprietary Information for herself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from Company’s offices at any time during her employment by Company, except as required in the execution of Executive’s duties to Company, unless and until such Confidential and Proprietary Information has become public knowledge without fault by Executive. Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in her possession to Company upon request and in any event immediately upon termination of employment.

Notwithstanding any other provisions of this Agreement, Executive may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing a trade secret under certain limited circumstances. Specifically, pursuant to 18 U.S.C. 1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, Executive who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the Executive and use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(b) Non-Disclosure. Except with prior written authorization by Company, Executive agrees that during the Term and thereafter, she will not disclose or publish: (i) any of the Confidential and Proprietary Information; or (ii) any confidential, scientific, technical, or business information of any party to whom the Executive knows, or should reasonably know, that Company or any of its affiliates owes an obligation of confidence.

(c) Inventions. Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by her within the scope of the Company’s business (during the Term) or using Company’s resources, either alone or in conjunction with others shall be the sole property of Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however that this Section 6(c) shall not apply to Inventions which are not related to the business of Company and which are made and conceived by Executive not during normal working hours, not on Company’s premises and not using Company’s tools, devices, equipment or Confidential and Proprietary Information. Subject to the foregoing, Executive hereby assigns to Company all right, title and interest she may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive Company’s rights pursuant to this Section 6(c).

(d) Further Actions and Assistance. Executive agrees to cooperate reasonably with Company and at Company’s expense, both during and after her employment with Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks, and other intellectual property rights (both in the United States and foreign countries) relating to such Inventions. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions. Executive further agrees that if Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of Company shall be entitled to execute such papers as her agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of Company as her agent and attorney-in-fact to execute any such papers on her behalf and to take any and all actions as Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this paragraph.

(e) Prior Inventions. Executive will not assert any rights to any invention, discovery, idea, or improvement relating to the business of the Company or her duties hereunder as having been made or acquired by Executive prior to her work for Company, except for the matters, if any, described in Appendix A to this agreement.

(f) Disclosure. Executive agrees that she will promptly disclose to Company all Inventions initiated, made, or conceived or reduced to practice by her, either alone or jointly with other, during the Term.

(g) Survival. The provisions of this Section 6 shall survive any termination of this Agreement.

(h) Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company and its Affiliates in Executive’s possession, including but not limited to all Company Group-owned computer equipment (hardware and software), smart phones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its Affiliates, its customers and clients or its prospective customers and clients.

(i) Cooperation. During the Employment Period and for one year thereafter, Executive shall give Executive’s assistance and cooperation, upon reasonable advance notice, in any matter relating to Executive’s position with the Company and its Affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect any investigation or the Company’s (or an Affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which Executive was involved or had knowledge by virtue of Executive’s employment with the Company Group, in all cases on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. The Company agrees to reimburse Executive for any costs Executive incurs in connection with complying with this Section, including Executive’s reasonable attorney’s fees.

7. NON-SOLICITATION AND NON-DISPARAGEMENT.

(a) Non-Solicitation. During the Employment Period and for a period of twelve (12) months following Executive’s separation from employment, Executive shall not, directly or indirectly, without written consent of Company: (i) solicit or induce any employee or independent contractor of Company or any of its affiliates to leave the employ of Company or any affiliate; or hire for any purpose any employee or independent contractor of Company; or hire any former employee or independent contractor who has left the employment of Company or any affiliate of Company within twelve (12) months of the termination of such employee’s employment with Company or any such affiliate for any purpose; or hire any former employee or independent contractor of Company in knowing violation of such employee’s non-competition agreement with Company or any such affiliate; or (ii) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any agent, client or customer (or any potential agent, client or customer) of Company which was served by Company (or which the Company solicited for service) during the twelve-month period prior to the termination of Executive’s employment with Company; or (iii) without the consent of the Board solicit or accept employment or be retained by any person, who at any time during the twelve month period prior to the termination of Executive’s employment with Company, was an agent, client or customer of Company or any of its subsidiaries where her position will be related to the Business of Company.

(b) Non-Disparagement. Executive agrees that she shall not directly or indirectly disparage, whether or not truthfully, the name or reputation of Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of Company or any of its affiliates provided that, nothing in this Section shall be construed to interfere with Executive’s right to engage in protected concerted activity under the National Labor Relations Act. Notwithstanding this Section 7(d), nothing contained herein shall apply to statements made by Executive (x) in the course of her responsibility to evaluate the performance and/or participate in any investigation of the conduct or behavior of officers, employees and/or others or (y) as part of any judicial, administrative or other legal action or proceeding, and nothing shall be construed to limit or impair the ability of Executive to provide truthful testimony in response to any validly issued subpoena or to file pleadings or respond to inquiries or legal proceedings by any government agency to the extent required by applicable law. In addition, Executive agrees not to, without Company’s prior written consent, communicate, directly or indirectly, with the press or other media, concerning the past or present employees or businesses of the Company Group.

(c) Enforcement. In the event that Executive breaches or threatens to breach any provisions of Section 6 or this Section 7, then, in addition to any other rights Company may have, Company shall be entitled to seek injunctive relief to enforce such provisions. Company and Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in the State of Nevada and each of the Parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(d) Remedies Cumulative; Judicial Modification. (i) Each of the rights and remedies enumerated in Section 7(c) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. (ii) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall Company be prevented from seeking any other remedies that may be available.

(e) Survival. The provisions of this Section 7 shall survive any termination of this Agreement.

8. REPRESENTATIONS AND WARRANTIES.

(a) By Executive. Executive hereby represents and warrants to Company as follows:

(i) Neither the execution nor delivery of this Agreement nor the performance by Executive of her duties and other obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which she is bound.

(ii) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against her in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform her duties and other obligations hereunder.

(iii) Executive will not use any confidential information or trade secrets of any third Party in her employment by Company in violation of the terms of the agreements under which she had access to or knowledge of such confidential information or trade secrets.

(b) By Company. Company hereby represents and warrants to Executive as follows:

(i) Neither the execution nor delivery of this Agreement nor the performance by Company of its obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior agreement, contract, or other instrument to which Company is a party or by which it is bound.

(ii) Company has the full right and power to enter and deliver this Agreement and to pperform obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Company enforceable against it in accordance with its terms. All approvals or consents required for Company to validly execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, approval of the Board, have been obtained.

9. TERMINATION.

(a) Cause. Executive’s employment hereunder may be terminated by the Board immediately for “Cause” (defined below). Any of the following actions by Executive shall constitute “Cause”:

(i) The willful failure, disregard or refusal by Executive to perform her material duties or obligations under this Agreement;

(ii) Any willful, intentional or grossly negligent act by Executive having the effect of materially injuring (whether financial or otherwise and as determined reasonably and in good faith by a majority of the members of the Board) the business or reputation of Company or any of its affiliates;

(iii) Executive’s indictment for or being charged with any felony or a crime involving serious moral turpitude (including entry of a guilty or nolo contendere plea);

(iv) A good faith determination by the Board and/or any government representative or agency that the Executive is a “bad actor” as defined by 17 CFR 230.506(a);

(v) The good faith determination by the Board, after a reasonable and good-faith investigation by the Company following any allegation by another employee of Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless Executive’s actions were specifically directed by the Board;

(vi) Any willful misconduct by the Executive or misappropriation, theft or embezzlement by Executive of the property of Company or its affiliates (whether or not a misdemeanor or felony);

(vii) Breach by Executive of any material provision of this Agreement or any other agreement between Executive and the Company or of any policy of the Company that is not cured by Executive to the reasonable satisfaction of Company’s Board within thirty (30) days after written notice thereof is given to Executive by Company.

For purposes of Section 9(a), no act or omission by Executive shall be considered willful if reasonably and in good faith believed by Executive to be in, or not contrary to, the best interests of Company.

(b) Death. Executive’s employment hereunder shall be terminated upon Executive’s death.

(c) Disability. The Board may terminate Executive’s employment hereunder due to Executive’s “Disability” (defined below). For purposes of this Agreement, a termination due to Executive’s “Disability” shall be deemed to have occurred:

(i) when the Board has provided a written termination notice to Executive supported by a written statement from a “Reputable Independent Physician” (defined below), whose determination as to disability shall be binding on all Parties, to the effect that Executive shall have become so physically or mentally incapacitated by reason of physical or mental illness or injury as to be unable to resume (with or without reasonable accommodation as that term is defined under applicable law) within the ensuing three (3) months her employment under this Agreement; or

(ii) upon rendering of a written termination notice by the Board after Executive has been unable to substantially perform her duties hereunder by reason of any physical or mental illness or injury (with or without reasonable accommodation as that term is defined under applicable law) for ninety (90) or more consecutive days or more than one hundred twenty (120) days in any consecutive twelve-month period.

The term “Reputable Independent Physician” means a physician satisfactory to both Executive and Company, provided that if Executive and Company do not agree on a physician, then a third physician selected by the physicians selected by Executive and Company. Executive agrees to make herself available and to cooperate in a reasonable examination by the Reputable Independent Physician.

(d) Good Reason. Executive may terminate her employment hereunder for “Good Reason” (defined below). The term “Good Reason” shall mean the occurrence any of the following events (provided, Executive has provided Company with written notice of the occurrence of such events within ninety (90) days of the occurrence of such events and Company has not cured such breach within thirty (30) days from such notice and Executive terminates employment within 30 days of the expiration of such cure period):

(i) any material breach of this Agreement by Company if Executive has provided Company with written notice of the breach within ninety (90) days of the breach and Company has not cured such breach within thirty (30) days from such notice;

(ii) without Executive’s express written consent, any material reduction by Company of Executive’s duties, responsibilities, or authority, including, without limitation, a change in the line of reporting between her and the Board;

(iii) material reduction in Executive’s annual base salary unless all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation.

(e) Convenience. Either Party may terminate Executive’s employment by providing ninety (90) days’ prior written notice to the other Party (the “Notice Period”). During the Notice Period, Executive shall continue to perform her duties and remain available to the Company as reasonably required to ensure an orderly transition. The Company may, at its sole election, (a) require Executive to continue working throughout the Notice Period (including on garden leave, where Executive remains employed and compensated but is relieved of active duties and may not commence employment with or provide services to any third party), or (b) elect to pay Executive her Base Salary in lieu of all or any remaining portion of the Notice Period and terminate Executive’s employment immediately upon such payment.

10. COMPENSATION UPON TERMINATION.

In the event Executive’s employment is terminated, Company shall pay to Executive the Base Salary and benefits otherwise payable to her under Section 5 through the last day of her actual employment by Company, any reimbursable business expenses, and any earned but unpaid bonuses (together, the “Accrued Compensation”). In addition to the Accrued Compensation:

(a) Death or Disability. If Executive’s employment is terminated as a result of her death or Disability, Company shall pay to Executive or to Executive’s estate, as applicable, (i) her Base Salary through the date which is ninety (90) days after her death or Disability and (ii) such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of Company. All shares of capital stock of Company held by Executive that are subject to vesting (“Restricted Shares”) and all options to purchase shares of capital stock of Company (“Stock Options”) that are scheduled to vest on or before the next succeeding anniversary of the Effective Date shall be accelerated and deemed to have vested as of the termination date. All Restricted Shares and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to Company as of such date. Stock Options that have vested as of Executive’s termination shall remain exercisable until the earlier to occur of (i) the expiry of sixty (60) months following such termination and (ii) the last expiration/termination date applicable under the grant under which such Stock Options were granted. For Disability, all payments, benefits and/or grants under this Section 10(a) shall be subject to Executive’s execution and delivery within 21 days of separation from service of a general release of Company, its parents, subsidiaries, and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form that is acceptable to Company, with such payments, benefits and or grants commencing thirty (30) days after Executives separation from service.

(b) Cause. If Executive’s employment is terminated by the Board for Cause, then Company shall provide such other or additional benefits, if any, as may be required under applicable employee benefit plans, programs and or arrangements of Company. Executive shall have no further entitlement hereunder to any other compensation or benefits from Company except to extent otherwise provided by law. All Restricted Shares that have not vested as of the date of termination shall be forfeited to Company as of such date. All unexercised Stock Options vested as of Executive’s termination shall remain exercisable for ninety (90) days following such termination.

(c) Other than for Cause, Death, or Disability. . If Company terminates Executive’s employment other than as a result of Executive’s death or Disability and other than for Cause or if Executive terminates Executive’s employment for Good Reason, then Company shall (i) continue to pay the Executive her Base Salary for a period ninety (90) days and provide any other benefits Executive is entitled to, if any, under applicable employee benefit plans for a period of ninety (90) days following the effective date of the Executive’s separation from service (such period of payment referred to herein as the “Section 10(c) Termination Benefits Period”. The treatment of any outstanding equity awards upon termination shall be governed by the terms of the applicable equity incentive plan and award agreement. All payments and benefits under this Section 10(c) shall be subject to Executive’s execution and delivery within sixty (60) days of separation from service of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form acceptable to the Company, with such payments commencing on the first payroll date following the expiration of such 60-day period.

(d) By Executive for Convenience. If Executive terminates Executive’s employment pursuant to Section 9(e), Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation.

(e) This Section 10 sets forth the only obligations of Company with respect to the termination of Executive’s employment with Company, and Executive acknowledges that, upon the termination of her employment, she shall not be entitled to any payments or benefits which are not explicitly provided in this Section 10, except as required by law or the terms of another employee plan, program or arrangement covering her. Executive acknowledges and agrees that upon the termination of her employment with the Company, regardless of the reason or grounds therefore, she shall resign from her position as Chief Financial Officer and from any other board, organization or foundation wherein Executive sits or belongs as a representative of the Company.

(f) The obligations of Company that arise under this Section 10 shall survive the expiration or earlier termination of this Agreement.

11. CHANGE OF CONTROL.

(a) Change of Control Defined. The term “Change of Control” means, after the Effective Date (other than the Redomicile):

(i) the acquisition by an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership of any capital stock of Company, if, after such acquisition, such individual, entity or group beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of the combined voting power of the then-outstanding securities of Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); or

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving Company or a sale or other disposition of all or substantially all of the assets of Company (“Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Company or substantially all of Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination.

(b) Consequence.. In the event of Executive’s termination of employment with the Company either (i) by the Company without Cause at any time within twelve (12) months prior to the consummation of a Change of Control if, prior to, or as of such termination, a Change of Control transaction was Pending (as defined herein) at any time during such twelve (12)-month period, (ii) by Executive for Good Reason at any time within twelve (12) months after the consummation of a Change of Control, or (iii) by the Company without Cause at any time upon or within twelve (12) months after the consummation of a Change of Control, then Executive shall be entitled to receive severance benefits comprising of (i) the Base Salary, and other benefits the Executive is entitled to under applicable employee benefit plans, for a period of 12 months following the effective date of the Executive’s termination of employment. In addition, any outstanding equity awards shall immediately vest in full and become exercisable or convertible (as applicable), on the effective date of the Executive’s termination.. A Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; (B) the Company has received a written expression of interest from a third party, including a binding or nonbinding term sheet or letter of intent, related to a potential Change of Control transaction; or (C) a third party has publicly announced, through a filing with the Securities and Exchange Commission, its intent to commence a tender offer or similar transaction to acquire 50% or more of the outstanding voting interests of the Company.

(c) Potential Adjustments due to Tax Implications. Notwithstanding anything in this Agreement or any other agreement between Executive and Company to the contrary, but subject to this Section 11(c), Company will make the payments and other acceleration of benefits under this Agreement or any other agreement or plan between the Company and Executive and other compensatory arrangements without regard to whether Section 280G of the Internal Revenue Code of 1986 (the “Code”) would limit or preclude the deductibility of such payments or benefits. However, if reducing or eliminating any such payment and/or other benefit would increase the “Total After-Tax Payments” (defined below), then the amounts payable to Executive will be reduced or eliminated as follows (or in such other manner as Company may specify at the applicable time) to the extent necessary to maximize such Total After-Tax Payments:

(i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of any options or stock) and

(ii) second, by reducing or eliminating the vesting of options and stock that occurs as a result of a Change of Control or other event covered by Section 280G of the Code.

Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting are required to be reduced or eliminated in accordance with the foregoing. If there is ultimately determined to be an underpayment of or overpayment to Executive under this provision, the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by her, as the case may be with interest at the applicable federal rate under the Code. The term “Total After-Tax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to Executive or for her benefit (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

12. INDEMNIFICATION. Company shall defend and indemnify Executive in her capacity as Chief Financial Officer of Company to the fullest extent permitted under to the Nevada Revised Statutes (the “NRS”). Executive’s rights to, and Company’s obligation to provide, indemnification shall survive termination of this Agreement.

13. COMPLIANCE WITH CODE SECTION 409A.

(a) The intent of the Parties to the Agreement is that the payments, compensation, and benefits under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the Agreement shall be interpreted to be exempt or in compliance with Section 409A.

(b) Potential Delay of Payment(s) and Adjustments. Notwithstanding any other provisions of the Agreement, if any payment, compensation or other benefit provided to Executive in connection with her separation from service is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” within the meaning of Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the termination date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the termination date and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c) Separation from Service. For purposes of this Agreement, the terms “termination of employment” or “separation from service” will be determined consistent with the rules relating to “separation from service” under Section 409A.

(d) Installments. If any payment, compensation, or other benefit required by the Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

14. MISCELLANEOUS.

(a) Governing Law. Subject to the next sentence, this Agreement and all questions relating to its validity, interpretation, performance, remediation, and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the substantive laws of the State of Nevada, notwithstanding any choice-of-law doctrines of that jurisdiction or any other jurisdiction that ordinarily would or might cause the substantive law of another jurisdiction to apply.

Notwithstanding the foregoing, all questions relating to the validity, interpretation, performance, remediation, and enforcement of Company’s obligations, and Executive’s rights, under Section 12 shall be governed by and construed in accordance with the substantive laws of the State of Nevada.

(b) Personal Jurisdiction. To the fullest extent permitted by applicable law, any action or proceeding relating in any way to this Agreement may only be brought and enforced in the State Nevada, to the extent subject matter jurisdiction exists therefore. The Parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding. The parties irrevocable waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in such courts, as well as any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

(c) Service of Process. The Parties further irrevocably consent to the service of Process out of any of the aforementioned courts in the manner and to the address specified in Section 14(h) of this Agreement.

(d) Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, or to Executive’s employment with the Company or the termination of such employment, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration administered by JAMS or the American Arbitration Association (“AAA”) pursuant to their respective Employment Arbitration Rules and Procedures then in effect, before a single neutral arbitrator in the State of Nevada. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant. The arbitration shall be final and binding upon the Parties, and judgment upon the arbitration award may be entered in any court having jurisdiction. The costs and fees of the arbitration (including the arbitrator’s fees) shall be borne by the losing Party; provided that if neither Party wholly prevails, the arbitrator shall allocate such costs and fees in proportion to the extent each Party did not prevail. Each Party shall bear its own attorneys’ fees unless the arbitrator determines that a Party acted in bad faith, in which case the arbitrator may award attorneys’ fees against the offending Party. Notwithstanding the foregoing, either Party may seek emergency or interim injunctive relief from a court of competent jurisdiction in connection with any breach or threatened breach of Section 6 or Section 7 of this Agreement, without waiving the right to arbitrate the underlying dispute. THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE COVERED BY THIS ARBITRATION CLAUSE.

(e) Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. Company may assign its rights, together with its obligations, hereunder in connection with the Redomicile and any sale, transfer or other disposition of all or substantially all of its business or assets. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, successors and assigns.

(f) Amendment. This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement duly executed by the Parties.

(g) Waiver. The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party. Unless the written waiver instrument expressly provides otherwise, no waiver by a Party of any right or remedy or breach by the other Party in any particular instance shall be construed to apply to any right, remedy or breach arising out of or related to a subsequent instance.

(h) Notices. All notices, demands or other communications desired or required to be given by a Party to the other Party shall be in writing and shall be deemed effectively given upon

(i) personal delivery to the Party to be notified, (ii) upon confirmation of receipt of fax or other email,, or other electronic transmission (with confirmation of receipt), (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Post Office, postage prepaid, certified mail, return receipt requested, in each case to the Party to be notified at its/her address set forth at the top of this Agreement; or to such other addresses and to the attention of such other individuals as either Party shall have designated to the other by notice given in the foregoing manner. For purposes of email notices, the designated email addresses of the Parties are as follows: Company: craig@novaminerals.com.au ; Executive ashlie@novaminerals.com.au

(i) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, and understandings, written or oral between the Parties, relating to the subject matter hereof. No representation, promise or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(j) Affiliate and Control Defined. As used in this Agreement, the term “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person. A Person shall be deemed to “control” another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(k) Captions, Headings and Cross-References. The section headings contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Except as expressly set forth otherwise, all cross-references to sections refer to sections of this Agreement.

(l) Severability. In addition to, and not in conflict with, the provisions of Section 7(b) and 7(f), the Parties agree that each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction or country in the Territory shall, as to that jurisdiction or country, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the Parties. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction or country which cannot be adjusted and reformed shall for the purposes of that jurisdiction or country, be voided. Any adjustment, reformation or voidance of any provisions of this Agreement shall only be effective in the jurisdiction or country requiring such adjustment or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or country or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction or country.

m) Counterpart Execution. This Agreement may be executed in one or more counterparts each of which shall be an original document and all of which together shall constitute one and the same instrument. The Parties acknowledge that this Agreement may be executed and delivered by means of electronic signatures and that use and acceptance of electronic signatures to bind the Parties represents the voluntary agreement and intention of the Parties to conduct this transaction by electronic means. The Parties agree that execution and delivery by electronic means will have the same legal effect as if signatures had been manually written on this Agreement. This Agreement will be deemed lawfully executed by the Parties by such action for purposes of any statute or rule of law that requires this Agreement to be executed by the Parties to make the mutual promises, agreements and obligations of the Parties set forth herein legally enforceable. Facsimile and .pdf exchanges of signatures will have the same legal force and effect as the exchange of original signatures. The parties hereby waive any right to raise any defense or waiver based upon the execution of this Agreement by means of electronic signatures in any proceeding arising under or relating to this Agreement. The Parties agree that the legal effect, validity and enforceability of this Agreement will not be impaired solely because of its execution in electronic form or that an electronic record was used in its formation. The Parties acknowledge that they are capable of retaining electronic records of this transaction.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date forth above.

ALASKA RANGE RESOURCES LLC:		EXECUTIVE:

/s/ Christopher Gerteisen		/s/ Ashlie Thorburn
Name:	Christopher Gerteisen	Ashlie Thorburn
Title:	Chief Executive Officer	Chief Financial Officer

Date:	March 28, 2026	3/29/2026

Appendix A

Prior Inventions